Exhibit 10.3

TAX MATTERS AGREEMENT

BY AND AMONG HARBOR,

SPINCO

AND

VOYAGER

DATED AS OF January [●], 2019

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TABLE OF CONTENTS

(continued)

		Page
ARTICLE VII COOPERATION		25

Section 7.01	General Cooperation	25
Section 7.02	Retention of Records	25

ARTICLE VIII MISCELLANEOUS		26

Section 8.01	Restructuring Step Plan	26
Section 8.02	Governing Law	26
Section 8.03	Dispute Resolution	26
Section 8.04	Tax Sharing Agreements	26
Section 8.05	Interest on Late Payments	27
Section 8.06	Survival of Covenants	27
Section 8.07	Severability	27
Section 8.08	Entire Agreement	27
Section 8.09	Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever	27
Section 8.10	Assignment	27
Section 8.11	No Third Party Beneficiaries	28
Section 8.12	Specific Performance	28
Section 8.13	Amendments; Waivers	28
Section 8.14	Interpretation	28
Section 8.15	Counterparts	28
Section 8.16	Coordination with the Employee Matters Agreement	28
Section 8.17	Confidentiality	28
Section 8.18	Waiver of Jury Trial	29
Section 8.19	Jurisdiction; Service of Process	29
Section 8.20	Notices	30
Section 8.21	Headings	32
Section 8.22	Effectiveness	32

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of January [●], 2019 is entered into by and among Henry Schein, Inc., a Delaware corporation (“Harbor”), HS Spinco, Inc., a Delaware corporation and a [direct] [wholly-owned] Subsidiary of Harbor (“Spinco”), and Direct Vet Marketing, Inc., a Delaware corporation (“Voyager”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Voyager Stockholders (the “Voyager Stockholders’ Representative” and, together with Harbor, Spinco and Voyager, the “Parties”). Any capitalized term used herein without definition shall have the meaning given to it in the Contribution and Distribution Agreement.

RECITALS

WHEREAS, Spinco is a newly-formed, [wholly-owned] Subsidiary of Harbor;

WHEREAS, Harbor, Spinco, Voyager, and the other Persons party thereto have entered into the Merger Agreement, pursuant to which at the Effective Time, a [direct, wholly-owned] Subsidiary of Spinco will merge with and into Voyager, with Voyager continuing as the surviving corporation;

WHEREAS, prior to the Distribution upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement, Harbor will consummate the Restructuring;

WHEREAS, in connection with and as part of the Restructuring, and in consideration for the Spinco Contribution in the Restructuring, Spinco will issue shares of Spinco Common Stock to Harbor;

WHEREAS, in connection with the X/Y Acquisition, Spinco will issue the X/Y Shares to the X/Y Purchasers in a primary issuance;

WHEREAS, following the Restructuring, Spinco will pay the Special Dividend and the Additional Special Dividend (if any), will distribute the proceeds from the X/Y Acquisition to Harbor, and will effect the Debt Repayment to Harbor or Harbor’s subsidiaries;

WHEREAS, following the Spinco Contribution and the payment of the Special Dividend and the Additional Special Dividend (if any) and the effectuation of the Debt Repayment, Harbor will effect the Distribution;

WHEREAS, immediately following the Distribution, the Merger will be consummated as contemplated by the Merger Agreement;

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Spinco Contribution, together with the Distribution, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (ii) the Distribution will qualify as a distribution of Spinco Common Stock to Harbor stockholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Special Dividend and the Additional Special

Dividend (if any) will qualify for nonrecognition under Section 361(b)(1)(A) of the Code; (iv) the Debt Repayment will constitute a tax-free repayment of debt owed by Spinco to Harbor or Harbor’s subsidiaries; (v) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Code; and (vi) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Harbor, Spinco, Voyager, their respective Subsidiaries, the Voyager Stockholders (except as a result of cash received pursuant to Article III of the Merger Agreement or cash paid to holders of Dissenting Shares or in lieu of fractional shares, if any) or the Harbor Stockholders; and (vii) the Merger Agreement and the Contribution and Distribution Agreement together are a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01    General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.03.

“Active Businesses” mean the active businesses relied on by any Transferred Entity to satisfy (i) the active trade or business requirement of Section 355(b) (taking into account Section 355(b)(3) of the Code) or (ii) the continuity of business enterprise requirements under Section 1.355-3 and 1.368-1(d) of the Treasury Regulations (in each case, as applicable, and including any active businesses relied upon to satisfy such requirement or requirements in connection with certain distributions or transactions effected pursuant to the Restructuring).

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Time, no member of either Group shall be deemed an Affiliate of any member of the other Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means the Employee Matters Agreement, Transition Services Agreement, and the other agreements entered into on or prior to the Closing Date.

“Claimant” has the meaning set forth in Section 4.01(a).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by Harbor and Spinco acting in good faith; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution and Distribution Agreement” has the meaning set forth in the preamble.

“Controlled Corporation” means Spinco and each Spinco Subsidiary.

“Covered Transaction” means any transaction contemplated by this Agreement, the Contribution and Distribution Agreement, the Merger Agreement or any Ancillary Agreement and including, for the avoidance of doubt, any transaction contemplated by the Restructuring (but excluding the X/Y Acquisition).

“Darby BAHHC Equity Interests” has the meaning set forth in the Contribution and Distribution Agreement.

“Debt Repayment” has the meaning set forth in the recitals hereto.

“Distribution” has the meaning set forth in the Contribution and Distribution Agreement.

“Distribution Date” has the meaning set forth in the Contribution and Distribution Agreement.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Equity Interests” means stock or other securities, derivatives, instruments or arrangements treated as equity for Tax purposes, options, warrants, rights, subscriptions, convertible debt, or any other instrument or security or agreement or understanding or arrangement that affords any Person the right, whether conditional or otherwise, to acquire stock (or any rights thereof, including voting rights) or to be paid an amount determined by reference to the value of stock.

“Excess Share Provision” means the provisions set forth in [Article FIFTH of] Spinco’s Certificate of Incorporation imposing certain restrictions on the beneficial ownership of Spinco’s shares, and all related requirements and provisions, including any included in the X/Y SPA.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“GRAs/Rulings” has the meaning set forth in Section 6.04.

“Harbor” has the meaning set forth in the preamble to this Agreement.

“Harbor Business” has the meaning set forth in the Contribution and Distribution Agreement.

“Harbor Consolidated Return” means any U.S. federal consolidated Income Tax Return required to be filed by Harbor or a member of the Harbor Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code), and any consolidated, combined, unitary or similar Income Tax Return required to be filed by Harbor or any member of the Harbor Group under a similar or analogous provision of state, local or non-U.S. Law.

“Harbor Entity” means Harbor and any entity that is a Subsidiary of Harbor immediately after the Distribution.

“Harbor Income Tax Return” means any Income Tax Return required to be filed by any Harbor Entity that does not exclusively relate to the Spinco Business, including for the avoidance of doubt, the U.S. federal consolidated income Tax Return for the group of which Harbor is the current parent and any Harbor Consolidated Returns.

“Harbor Non-Income Tax Return” means any Non-Income Tax Return required to be filed by any Harbor Entity that does not exclusively relate to the Spinco Business.

“Harbor Taxes” means, without duplication, any: (i) Taxes of or attributable to the Harbor Business, (ii) Restructuring Taxes, (iii) any Income Taxes arising from or attributable to a Tax-Free Transaction Failure, (iv) any U.S. federal consolidated or state or local consolidated or combined Income Taxes for a group of which any Harbor Entity is the current parent, (v) Taxes arising under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, which are Taxes of a Harbor Entity but for which a Transferred Entity is liable by virtue of having been a member of a consolidated, combined, affiliated, unitary or other similar tax group with such Harbor Entity prior to the Distribution; (vi) Taxes of any Transferred Entity or Spinco JV with respect to any Pre-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03) and (vii) Taxes directly attributable to a Specified Spinco Pre-Closing Tax Matter; provided that, clauses (i)-(vii) notwithstanding, Harbor Taxes shall not include any Spinco Taxes or any Taxes taken into account in Spinco Working Capital.

“Harbor Tax Responsibility Acquisition” means (i) Spinco’s issuance of the X/Y Shares pursuant to the X/Y SPA entered into prior to the Distribution Date, to the extent the X/Y Acquisition results in the application of Section 355(e) to the Distribution solely as a result of a Harbor error made in calculating the number of shares of Spinco Common Stock to be issued to the X/Y Purchasers pursuant to the X/Y SPA (and taking into account (x) the issuance of the Per Share Merger Consideration in the Merger, and (y) the Shaw Equity Awards and Voyager Equity Interests listed on Exhibit A hereof), based on information known to Harbor prior to the Distribution Date, and provided that neither Voyager nor Spinco has breached any representation, warranty or covenant in this Agreement or in the Tax Materials relevant to such calculation or (ii) a secondary market acquisition of Spinco stock by the X/Y Purchasers after the Distribution Date in violation of the terms of the Excess Share Provision that is outside of any Spinco Entity’s control, provided that the application of Section 355(e) is solely attributable to such acquisition and the Excess Share Provision is finally determined by a court of competent jurisdiction in a non-appealable judgment to be legally unenforceable against the X/Y Purchasers in respect of such acquisition and neither Voyager nor Spinco has breached any representation, warranty or covenant in this Agreement or in the Tax Materials related to the Excess Share Provision and relevant to the determination of the court or the application of Section 355(e).

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including any capital gains Tax, but not including sales, use, real or personal property, or transfer, or payroll or similar Taxes).

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys acting in their official capacity.

“IRS Ruling” means a U.S. federal income Tax ruling, and any amendments or supplements thereto, issued to Harbor by the IRS in connection with any or all of the Covered Transactions.

“IRS Ruling Request” means any letter (or other document) filed by Harbor with the IRS in connection with the IRS Ruling, and any amendment or supplement thereto.

“Non-Income Tax Return” means any Tax Return relating to Non-Income Taxes.

“Non-Income Taxes” means any taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinion” means the written opinions received by Harbor or Voyager with respect to certain Tax aspects of the Covered Transactions.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a Governmental Authority.

“Per Share Merger Consideration” has the meaning set forth in the Merger Agreement.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Privileged Information” has the meaning set forth in the Merger Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Restructuring” has the meaning set forth in the Contribution and Distribution Agreement.

“Restricted Period” has the meaning set forth in Section 6.02(b).

“Restructuring Step Plan” means the steps for separating the ownership of the Spinco Business from the ownership of the Harbor Business on or prior to the Distribution Date, and to otherwise effect the Restructuring.

“Restructuring Taxes” means the Taxes of or attributable to a Transferred Entity for a Pre-Distribution Period, which are incurred as a result of an action taken by Harbor or a Harbor Entity upon separating ownership of the Spinco Business from ownership of the Harbor Business prior to the Distribution pursuant to the Restructuring Step Plan (and excluding, for the avoidance of doubt, (x) Spinco Taxes, (y) Taxes described in clause (i) and clauses (iii) through (vi) of the definition of Harbor Taxes and (z) any Taxes incurred in connection with implementing an action pursuant to the Restructuring Step Plan that is taken at the request and direction of Voyager. For the avoidance of doubt, it is not intended that “Restructuring Taxes” (or clause (ii) of the definition of “Harbor Taxes”) address or include Taxes of or attributable to a Tax-Free Transaction Failure.

“Section 336(e) Election” has the meaning set forth in Section 2.09.

“Shaw Equity Awards” means the Voyager equity awards granted, or pursuant to a legally binding agreement may be granted, to Benjamin Shaw (the Chief Executive Officer and co-founder of Voyager), David Shaw (the Chairman of the Board and co-founder of Voyager), or any of their respective Affiliates that are listed on Exhibit A, and which represent the number of underlying Voyager common or preferred stock listed on Exhibit A.

“Specified Spinco Pre-Closing Tax Matter” means any of the following actions taken by Harbor prior to the Distribution Date with respect to the Spinco Business, which is (i) binding on a Spinco Entity after the Distribution Date, (ii) results in a material increase in Taxes for a SpinCo Entity after the Distribution Date, (iii) does not solely relate to Taxes described in clauses (i) through (v) of Harbor Taxes, (iv) is not taken pursuant to the Restructuring or in connection with the Transactions, (v) is not required by applicable Law (including GAAP) and (vi) to which Spinco or Voyager (as applicable) has not previously consented to in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (1) settlement or compromise or abandonment of any material tax action or controversy primarily relating to Taxes of such Spinco Business or (2) adopting or changing any material method of Tax accounting or changing any annual Tax accounting period of the Spinco Business. For the avoidance of doubt, it is not intended that a “Specified Spinco Pre-Closing Tax Matter” (or clause (vii) of the definition of “Harbor Taxes”) address or include Taxes of or attributable to a Tax-Free Transaction Failure.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Business” has the meaning set forth in the Merger Agreement.

“Spinco Contribution” means the Harbor Contribution and the contribution of the other Spinco Assets to, and the assumption of the Spinco Liabilities by, Spinco pursuant to the Restructuring, as described in the Contribution and Distribution Agreement.

“Spinco Entity” means Spinco or any Spinco JV or any entity that is a Subsidiary of Spinco or any Spinco JV following the Distribution.

“Spinco GRA” has the meaning set forth in Section 6.04.

“Spinco JV” means any joint venture or similar arrangement, in which Spinco has a direct or indirect interest at any time.

“Spinco Separate Return” means any Tax Return of or including any Spinco Entity (including any consolidated, combined or unitary return) that does not include any member of the Harbor Group.

“Spinco Tainting Act” has the meaning set forth in Section 6.02(a).

“Spinco Taxes” means, without duplication, any (i) Taxes arising from or attributable to the Spinco Business or any Transferred Entity or Spinco JV that are not Harbor Taxes, (ii) Spinco Transaction Taxes, (iii) Taxes resulting from a violation of Section 6.04; and (iv) Taxes of any Transferred Entity or Spinco JV with respect to any Post-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03) (other than Taxes described in clause (vii) of Harbor Taxes).

“Spinco Tax Benefit” means any deduction, refund, credit, basis step-up or other Tax Attribute that reduces Tax payments (determined on a “with and without” basis, by utilizing the Spinco Tax Benefit Assumptions), whether arising under U.S. federal, state, local or non-U.S. law and which arises in, is attributable to, or is otherwise transferred to Spinco or any Spinco JV or any of their respective Subsidiaries as part of the Restructuring.

“Spinco Tax Benefit Assumptions” means the value of such Spinco Tax Benefit, calculated by (i) using a discount rate equal to the long-term Applicable Federal Rate (in the case of Spinco Tax Benefits reasonably expected to be utilized over a period of ten years or more) or the short-term Applicable Federal Rate (in the case of Spinco Tax Benefits reasonably expected to be utilized over a shorter period) (as applicable), as applied to such Spinco Tax Benefit, (ii) assuming that Spinco, each Spinco JV, and their respective Subsidiaries are subject to the highest marginal rate under applicable U.S. federal, state, local and non-U.S. law for the applicable taxable year or years and (iii) taking into account reasonable projections of income and a reasonable projected utilization schedule of the applicable Spinco Tax Benefit, as of the relevant date.

“Spinco Transaction Taxes” means any Taxes incurred by any Party to this Agreement or its Subsidiaries resulting from or attributable to a Tax-Free Transaction Failure if such Tax-Free Transaction Failure:

(i)

is attributable to (x) a Spinco Tainting Act or (y) any action (or the failure to take any action) by any Spinco Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that occurs after the Distribution or (z) any transaction or event (or series of events) within the control of a Spinco Entity occurring after the Distribution and involving the capital stock or assets of any Spinco Entity;

(ii)	is attributable to any breach of any representation, warranty or covenant made by Voyager or its Affiliates in this Agreement or in the Tax Materials,

(iii)

is attributable to any breach after the Distribution of any covenant made by Spinco or any Spinco Entity in this Agreement (unless such breach is attributable to any action taken in reasonable reliance upon a breached representation or warranty made by Harbor in Section 6.01(b) or under Section 4.13 of the Merger Agreement),

(iv)

is attributable to the application of Section 355(e) to the Distribution and would not have arisen but for any acquisition of Spinco stock within the meaning of Section 355(e), which acquisition of stock is not pursuant to (w) a Harbor Tax Responsibility Acquisition, (x) the issuance of the Per Share Merger Consideration in the Merger, (y) the

distribution of Spinco Common Stock in the Distribution or (z) an agreement or arrangement entered into by Harbor or its Subsidiaries (including Spinco) prior to the Distribution (other than any such agreement or arrangement as to which Voyager or any of its Affiliates is a party or has consented in writing or that is disclosed in Section 4.12 or 6.1(k) of the “Harbor/Spinco Disclosure Schedules” (as such term is defined in the Merger Agreement))); or

(v)

with respect to Taxes of Spinco or Voyager or Voyager’s stockholders, is attributable to the failure of the Merger to qualify as a reorganization under Section 368 (unless such failure is solely attributable to a breach of any representation or warranty made by Harbor in Section 6.01(b) or under Section 4.13 of the Merger Agreement or in the Tax Materials).

For the avoidance of doubt, but without limiting the foregoing, a Tax will be treated as a Spinco Transaction Tax under clause (i) above if such Tax would not have arisen but for both (a) the issuance of the Per Share Merger Consideration pursuant to the Merger Agreement and (b) any transaction or event (or series of events) within the control of a Spinco Entity occurring after the Distribution involving (directly or indirectly) the stock or assets of any Spinco Entity.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS)..

“Tax Cost” means any increase in Tax payments actually required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority), including any increase in Tax payments (or reduction in any Refund) that actually results from a reduction in Tax Attributes (computed on a “with or without” basis).

“Tax-Free Status” means (i) the qualification of the transactions contemplated by the Restructuring for their intended tax treatment (as determined by Harbor) under applicable Laws, (ii) the qualification of the Spinco Contribution, together with the Distribution, as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and of each of Harbor and Spinco as a “party to a reorganization” within the meaning of Section 368(b) of the Code, pursuant to which none of Spinco, Harbor or Harbor’s shareholders recognizes any gain or loss for U.S. federal income tax purposes, (iii) the qualification of the Merger as a reorganization pursuant to Section 368(a)(2)(E) of the Code and of each of Voyager, Spinco and Merger Sub as a “party to a reorganization” within the meaning of Section 368(b) of the Code, (iv) the qualification of the Distribution as a transaction not subject to tax pursuant to Section 355(d) or Section 355(e) of the Code, and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, (v) the Merger and any other transactions contemplated by the Transaction Agreements not causing Section 355(e) of the Code to apply to the Distribution, (vi) the application of Section 361(b)(1)(A) of the Code to the Special Dividend and the Additional Special Dividend (if any), (vii) the treatment of the Debt Repayment for U.S. federal income tax purposes as a tax-free repayment of debt owed by Spinco to Harbor or Harbor’s subsidiaries and (viii) the application of Section 357(a) of the Code to the assumption of liabilities in the Contribution and the Merger.

“Tax-Free Transaction Failure” means the failure of any applicable Covered Transaction to qualify for Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (i) the Opinions, (ii) any representation letter from Harbor, Voyager, Spinco or the X/Y Purchasers supporting an Opinion and (iii) any other materials delivered or deliverable by Harbor, Voyager, or Spinco or other Persons in connection with the rendering of the Opinions.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for Refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transferred Entity” means Spinco or any Subsidiary of Spinco immediately before the Distribution.

“Transfer Taxes” shall mean sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Distribution (excluding in each case, for the avoidance of doubt, any Income Taxes).

“Treasury Regulations” means the proposed, final and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Harbor, to the effect that a transaction will not affect the Tax-Free Status of any applicable Covered Transaction. Harbor acknowledges that Cleary, Gottlieb, Steen & Hamilton LLP, [Ernst & Young LLP], Morgan Lewis & Bockius LLP and PricewaterhouseCoopers LLP are each reasonably acceptable to Harbor.

“X/Y Acquisition” means the acquisition of Spinco Common Stock pursuant to the X/Y SPA by the X/Y Purchasers.

“X/Y Purchasers” means the “Purchasers”, as that term is defined in the X/Y SPA.

“X/Y Shares” means the “Shares”, as that term is defined in the X/Y SPA.

“X/Y SPA” means that certain Stock Subscription and Purchase Agreement, dated as of [●] (as it may be amended and/or restated from time to time), between Henry Schein, Inc., HS Spinco, Inc., and [●].

Section 1.02    Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 1.03    References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01    Tax Returns.

(a)    Harbor Consolidated Returns and Tax Returns Required to be Filed by Harbor. Harbor shall prepare and file (or cause to be prepared and filed) (i) each Harbor Consolidated Return, and (ii) each Tax Return required to be filed by a Harbor Entity. Each Spinco Entity shall file such consents, elections and other documents as may be required, appropriate or otherwise requested by Harbor in connection with the filing of such Tax Returns. Spinco shall reimburse Harbor for any Taxes shown as due and payable on such Tax Returns that are Spinco Taxes.

(b)    Certain Spinco Entity Tax Returns that Include Harbor Taxes. Harbor shall prepare (or cause to be prepared) each Tax Return required to be filed by a Spinco Entity or Transferred Entity after the Distribution Date if such Tax Return includes Harbor Taxes. Spinco shall cause each such Tax Return to be filed on or prior to its Due Date and shall pay, or cause to be paid, all Taxes shown to be due and payable on such Tax Return; provided that Harbor shall reimburse Spinco for any such Taxes that are Harbor Taxes (taking into account the limitations set forth in Article III, as applicable).

(c)    Other Spinco Entity Tax Returns. Except as otherwise provided in this Section 2.01, Spinco shall prepare and file (or cause to be prepared and filed) each Spinco Separate Tax Return required to be filed by a Spinco Entity after the Distribution Date (including, for the avoidance of doubt, each such Tax Return of the Spinco Entities or Transferred Entities not prepared and filed pursuant to Section 2.01(b)) and shall pay, or cause be paid, all Taxes shown to be due and payable on such Tax Return; provided that Harbor shall reimburse Spinco for any such Taxes that are Harbor Taxes (taking into account the limitations set forth in Article III, as applicable).

Section 2.02    Tax Return Procedures.

(a)    Harbor Income Tax Returns. Except as otherwise provided in Sections 2.09 and 6.02(d), Harbor may take any position on or make any elections or other determinations with respect to any Harbor Income Tax Return in its sole and absolute discretion and Spinco shall have no rights with respect to any (x) Harbor Income Tax Return or (y) Spinco Separate Tax Return that relates solely to Harbor Taxes.

(b)    Harbor Non-Income Tax Returns. The portion of any Harbor Non-Income Tax Return that reflects the Spinco Business shall (to the extent permitted by law) be prepared in a manner consistent with past practice. In the event that past practice is not applicable to a particular item or matter (including as a result of a change in applicable law or fact), Harbor shall determine the reporting of such item or matter in good faith in consultation with Spinco. Harbor shall provide to Spinco the information relating to the Spinco Business reflected on any Harbor

Non-Income Tax Return with respect to which Spinco is required to make a payment pursuant to Section 2.01(a) (including, as necessary and reasonably determined by Harbor, information related to the Covered Transactions) at least [30] days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, [5] days. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.03.

(c)    Certain Transferred Entity Tax Returns Prepared by Harbor. In the case of any Tax Return described in Section 2.01(b), (i) the portion (if any) of such Tax Return that relates to Spinco Taxes or would reasonably be expected to materially adversely affect the Tax position of any Spinco Entity for any Post-Distribution Period shall (to the extent permitted by law) be prepared in a manner consistent with past practice and (ii) Harbor shall provide a draft of any such Tax Return to Spinco for its review and comment at least [30] days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, [5] days. In the event that past practice is not applicable to a particular item or matter (including as a result of a change in applicable law or fact), Harbor shall determine the reporting of such item or matter in good faith in consultation with Spinco. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.03. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by Harbor and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, Harbor shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b) that is filed by Spinco, except to the extent that such late filing is caused by the failure of any Spinco Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(d)    Certain Transferred Entity Tax Returns Prepared by Spinco. In the case of any Tax Return described in Section 2.01(c) that includes Harbor Taxes or would reasonably be expected to materially adversely affect the Tax position of any Harbor Entity, (i) such Tax Return shall (to the extent permitted by law) be prepared in a manner consistent with past practice and (ii) Spinco shall provide a draft of such Tax Return to Harbor for its review and comment at least [30] days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, [5] days. The Parties shall negotiate in good faith to resolve all disputed issues. In the event that past practice is not applicable to a particular item or matter, Spinco shall determine the reporting of such item or matter in good faith in consultation with Harbor. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.03. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by Spinco and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, Spinco shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(c) except to the extent that such late filing is caused by the failure of any Harbor Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(e)    Information Statements. Unless otherwise required by Law, Harbor and Spinco, as applicable, shall file the appropriate information and statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS, and shall retain the appropriate information relating to the Distribution and the Merger as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(f)    Amended Returns. Any amendment of any Tax Return described in Section 2.01 of any Transferred Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Transferred Entity pursuant to this Section 2.02, and shall be prepared and filed in a manner consistent with the Tax Materials and Tax-Free Status. Except to the extent required by law, no Spinco Entity shall amend any Income Tax Return relating to a Pre-Distribution Period without the written consent of Harbor (which consent shall not be unreasonably withheld, conditioned or delayed). Except to the extent required by law, no Harbor Entity shall amend any Income Tax Return of a Spinco Entity that includes Spinco Taxes without the written consent of Spinco (which consent shall not be unreasonably withheld, conditioned or delayed).

(g)    Consistent Reporting. With respect to any Tax Return for which Spinco is responsible pursuant to this Agreement, Spinco shall include such Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Harbor is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(h)    Reporting Consistent with Tax-Free Status. All Income Tax Returns shall be prepared in a manner that is consistent with the Tax Materials and Tax-Free Status, and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Section 2.01.

Section 2.03    Straddle Period Tax Allocation. To the extent permitted by law, Harbor and Spinco shall elect to close the taxable year of each Transferred Entity or Spinco JV as of the close of the Distribution Date; provided, however, that if applicable Law does not permit a Transferred Entity or Spinco JV to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the Transferred Entities and Spinco JVs for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method. All Taxes with respect to a Straddle Period shall be allocated in accordance with the Closing of the Books Method.

Section 2.04    Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) [two (2)] Business Days before the Due Date of such Taxes and (b) [ten (10)] Business Days after the party required to make such reimbursement has received notice from the party entitled to such reimbursement. Without limiting the foregoing, for the avoidance of doubt, a party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided that the amount of reimbursement shall in all cases be based on the actual Tax liability and not on such reasonable estimate).

Section 2.05    Expenses. Except as provided in Section 8.03 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.06    Apportionment of Spinco Taxes. For all purposes of this Agreement, Harbor and Spinco shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the Spinco Business (and in the case of a Tax Item that is properly attributable to both the Spinco Business and the Harbor Business, the allocation of such Tax Item between the Spinco Business and the Harbor Business) in a manner consistent with the provisions hereof and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.03.

Section 2.07    No Extraordinary Actions on or after the Distribution Date. Except as expressly contemplated by this Agreement, the Contribution and Distribution Agreement, the Merger Agreement or any Ancillary Agreement, Spinco shall not, and shall not permit any Spinco Entity to, take any action outside of the ordinary course of business on the Distribution Date.

Section 2.08    Allocation of Tax Attributes. Harbor shall determine in good faith, consistent with the books and records of Harbor, the allocation of Tax Attributes among Harbor Entities and Transferred Entities in accordance with the Code and Treasury Regulations, including Treasury Regulations Sections 1.1502-76 and 1.312-10 (and any applicable state, local and foreign Laws). Harbor shall consult in good faith with Voyager (or Spinco, following the Merger) regarding the allocation of Tax Attributes and shall consider in good faith any written comments received from Voyager (or Spinco, following the Merger) regarding such allocation of Tax Attributes. Harbor, Voyager and Spinco hereby agree to compute all Taxes (and hereby agrees to cause each Harbor Entity (in the case of Harbor) or Spinco Entity (in the case of Spinco), as applicable, to compute all Taxes) consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.08 unless otherwise required by a Final Determination.

Section 2.09    Section 336(e) Election. Harbor shall make a timely protective election under and in accordance with Section 336(e) of the Code and the Treasury Regulations issued thereunder with respect to the Distribution for Spinco and each Spinco entity that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). Harbor shall be solely responsible for the contents of a Section 336(e) Election and any agreements or filings required in connection with a Section 336(e) Election. Spinco shall take any action reasonably requested by Harbor in connection with the filing of a Section 336(e) Election. It is intended that a Section 336(e) Election have no effect unless the Distribution is a “qualified stock disposition” either because (i) the Distribution is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (ii) Treasury Regulations Section 1.336-1(b)(5)(ii) applies to the Distribution. For the avoidance of doubt, if the Section 336(e) Election becomes effective, the calculation of Harbor Taxes and Spinco Taxes, as the case may be, shall take into account any income, gain, loss or deduction arising from the Section 336(e) Election.

Section 2.10    Harbor TRA. If and to the extent that there is a Tax-Free Transaction Failure and the resulting Taxes (including any Taxes attributable to the Section 336(e) Election) are considered Harbor Taxes (rather than Spinco Taxes), (i) Harbor shall be entitled to periodic payments from Spinco equal to 85% of the tax savings arising from (x) the step-up in tax basis resulting from the Section 336(e) Election and (y) any Spinco Tax Benefit (on a “when realized” basis) arising from the acquisition of the Darby BAHHC Equity Interests, and (ii) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments; provided that any such tax saving in clause (i) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards).

Section 2.11    Transfer Taxes. Transfer Taxes (other than Harbor Taxes and any Spinco Taxes) incurred on the Distribution shall be borne fifty percent (50%) by Harbor and fifty percent (50%) by Spinco.

ARTICLE III

Indemnification

Section 3.01    Indemnification by Harbor. Harbor shall pay (or cause to be paid), and shall indemnify and hold the Spinco Indemnitees harmless from and against, without duplication, all Harbor Taxes; provided that, with respect to Harbor Taxes described in clauses (vi) and (vii) of the definition of Harbor Taxes, (i) the amount that Harbor is or may be required to pay (or cause to be paid) pursuant to this Section 3.01 shall in no event exceed Ten Million Dollars ($10,000,000) in the aggregate; and (ii) Harbor shall have no obligation to pay (or cause to be paid) any amounts with respect to any claims first made by a Spinco Indemnitee on or after the first anniversary of the Distribution Date.

Section 3.02    Indemnification by Spinco. Spinco shall pay (or cause to be paid), and shall indemnify and hold the Harbor Indemnitees harmless from and against, without duplication, all Spinco Taxes.

Section 3.03    Delayed Transfers of Spinco Assets and Liabilities.

(a)    Subject to the applicable transferor’s compliance with Section 2.2 and Section 2.3 of the Contribution and Distribution Agreement, any Asset or Liability transferred or assumed pursuant to Section 2.2 or Section 2.3 of the Contribution and Distribution Agreement shall be treated, for all Tax purposes to the extent permitted by Law, as (i) owned or owed (including for U.S. federal income tax purposes) by the Person to which such Asset was intended to be transferred or by the Person which was intended to assume such Liability, as the case may be, from and after the Distribution, (ii) having not been owned or owed (including for U.S. federal income tax purposes) by the Person retaining such Asset or Liability, as the case may be, at any time from and after the Distribution, and (iii) having been held by the Person retaining such Asset or Liability, as the case may be, only as agent or nominee on behalf of the other Person from and after the Distribution until the date such Asset or Liability, as the case may be, is transferred to or assumed by such other Person. The Parties shall cooperate in good faith to put in place such contractual or other arrangements necessary or helpful to support the foregoing treatment, as requested by Harbor (and as otherwise consistent with the Opinion delivered to Harbor). The Parties shall not, and shall cause their Affiliates not to, take any position inconsistent with the foregoing unless otherwise required by applicable Law.

(b)    In the event that any Asset or Liability is transferred or assumed following the Distribution Date pursuant to Section 2.2 of the Contribution and Distribution Agreement, the Party (or its Affiliates) to whom such Assets are transferred to or who assumes such Liability shall indemnify and hold the other Party (and its Affiliates) transferring such Assets or from whom such Liabilities are assumed, harmless from and against, without duplication, any Taxes of such other Party attributable to such Asset or Liability, for the period (or portion thereof) beginning on the Distribution Date and ending on the date of the actual transfer.

Section 3.04    Characterization of and Adjustments to Payments.

(a)    In the absence of a Final Determination to the contrary, for all Tax purposes, Harbor and Spinco shall treat or cause to be treated any cash payment required by this Agreement (other than any payment treated for Tax purposes as interest) as either a contribution by Harbor to Spinco or a distribution by Spinco to Harbor (in connection with the Special Dividend or Additional Special Dividend, if any), as the case may be, occurring immediately prior to the Distribution Date.

Section 3.05    Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within [10] Business Days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment.

Section 3.06    Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Harbor, Spinco and Voyager hereby agree that the sole and exclusive monetary remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Article VI of this Agreement or in the Tax Materials shall be the indemnification rights set forth in this Article III.

ARTICLE IV

Refunds

Section 4.01    Refunds.

(a)    Each Party shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder (the “Claimant”). A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund) within [10] Business Days after the receipt of the Refund.

(b)    To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

ARTICLE V

Tax Proceedings

Section 5.01    Notification of Tax Proceedings. Within [10] days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of all notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such [10] day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement.

Section 5.02    Tax Proceeding Procedures.

(a)    Harbor Income Tax Returns. Harbor shall be entitled to contest, compromise and settle in its sole discretion any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to (i) any Harbor Income Tax Return or (ii) any Spinco Separate Tax Return that relates solely to Harbor Taxes.

(b)    Harbor Non-Income Tax Returns. Harbor shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Harbor Non-Income Tax Return, provided that to the extent that such Tax Proceeding relates to Spinco Taxes or would reasonably be expected to materially adversely affect the Tax position of any Spinco Entity for any Post-Distribution Period, Harbor shall (i) keep Spinco informed in a timely manner of the actions proposed to be taken by Harbor with respect to such Tax Proceeding, (ii) permit Spinco to participate (at Spinco’s cost and expense) in the aspects of such Tax Proceeding that relate to Spinco Taxes and (iii) not settle any aspect of such Tax Proceeding without the prior written consent of Spinco, which shall not be unreasonably withheld, delayed or conditioned.

(c)    Certain Transferred Entity Tax Returns. Except as otherwise provided in Section 5.02(a) or (b), Harbor shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return of a Transferred Entity or Spinco JV that includes any Pre-Distribution Date Period, provided that to the extent that such Tax Proceeding relates to Spinco Taxes or would reasonably be expected to materially adversely affect the Tax position of any Spinco Entity for any Post-Distribution Period, Harbor shall (i) keep Spinco informed in a timely manner of the actions proposed to be taken by Harbor with respect to such Tax Proceeding, (ii) permit Spinco to participate (at Spinco’s cost and expense) in the aspects of such Tax Proceeding that relate to Spinco Taxes and (iii) not settle any aspect of such Tax Proceeding without the prior written consent of Spinco, which shall not be unreasonably withheld, delayed or conditioned.

(d)    Other Spinco Tax Returns. Except as otherwise provided in Section 5.02(a), (b) or (c), Spinco shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return of a Spinco Entity, provided that to the extent that such Tax Proceeding relates to Harbor Taxes or would reasonably be expected to materially adversely affect the Tax position of Harbor or any Harbor Entity, Spinco shall (i) keep Harbor informed in a timely manner of the actions proposed to be taken by Spinco with respect to such Tax Proceeding, (ii) permit Harbor to participate (at Harbor’s cost and expense) in the aspects of such Tax Proceeding that relate to Harbor Taxes and (iii) not settle any aspect of such Tax Proceeding without the prior written consent of Harbor, which shall not be unreasonably withheld, delayed or conditioned.

(e)    Spinco Taxes. Notwithstanding Section 5.02(a), if Spinco Taxes are asserted in any Tax Proceeding involving an Harbor Income Tax Return, Harbor shall (i) keep Spinco informed in a timely manner of the actions proposed to be taken by Harbor with respect to such assertion in such Tax Proceeding, (ii) permit Spinco to participate (at Spinco’s cost and expense) in the aspects of such Tax Proceeding that relate to such Spinco Taxes and (iii) not settle any aspect of such Tax Proceeding that relates to such Spinco Taxes without the prior written consent of Spinco, which shall not be unreasonably withheld, delayed or conditioned.

ARTICLE VI

Tax-Free Status of the Distribution

Section 6.01    Representations, Warranties and Covenants.

(a)    Voyager Representations, Warranties and Covenants. Voyager hereby represents, warrants and covenants as of the date hereof and as of the Effective Time that:

(i)    it has examined the redacted version of the Tax Materials, and (A) all facts presented and representations made in such redacted version to the extent relating to Voyager, its Subsidiaries and its shareholders, are true, correct and complete and (to the knowledge of Voyager) all other facts presented and representations made therein are true, correct and complete; and (B) neither Voyager, its Subsidiaries nor any of its shareholders has any plan or intention to take any action inconsistent with the Tax Materials.

(ii)    To the knowledge of Voyager after due inquiry, no stockholder (or coordinating group (within the meaning of Treasury Regulations Section 1.355-7(h)(4)) involving stockholders) of Voyager that holds or will hold after the Merger five (5) percent or more of any class of Harbor, Spinco or Voyager’s stock (taking into account any attribution from related parties relevant to Section 355(d) and (e) of the Code) (i) acquired or is acquiring Harbor stock in connection with the Distribution or (ii) has a current plan to engage in any acquisition of Spinco Equity Interests after the Distribution that would be inconsistent with the Tax Materials or the qualification of the Transactions for Tax-Free Status.

(iii)    (A) other than equity awards that (i) satisfy Safe Harbor VIII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d) with respect to Spinco and its Subsidiaries or (ii) are Shaw Equity Awards set out in Exhibit A hereto, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments or arrangements, contingent or otherwise, entered into by Voyager or any of its Subsidiaries or Affiliates, pursuant to which either Voyager or any of its Subsidiaries or, after the Merger, Spinco or any of its Subsidiaries, is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for, any of its shares of capital stock or other equity interests and (B) (x) there will be no employee or director of Spinco or any of its Subsidiaries that receives equity pursuant to a compensation plan or arrangement of Spinco or its Subsidiaries, and (y) there will be no Voyager stockholder, respectively, that is (or will be) part of a coordinating group (within the meaning of Treasury Regulations Section 1.355-7(h)(4)) that includes the X/Y Purchasers or their respective successors, assignees, or Affiliates with respect to the acquisition of stock pursuant to the Merger, the X/Y SPA or the other transactions contemplated by the Transaction Documents.

(iv)    Exhibit A completely and accurately lists the maximum number of shares of Voyager Common Stock or Voyager Preferred Stock (as applicable) underlying any Shaw Equity Awards. Other than the number of issued and outstanding shares of Voyager Common Stock or Preferred Stock described in Section 5.4 of the Merger Agreement, [●] warrants that convert into Voyager Common Stock on a 1:1 basis, the Shaw Equity Awards set out in Exhibit A hereof, and the equity awards that satisfy Safe Harbor VIII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d) with respect to Spinco and its Subsidiaries, there are no other issued and outstanding Voyager Equity Interests. To the knowledge of Voyager, no stockholder of Voyager intends to take any position on any U.S. or non-U.S. federal, state, or local income or franchise tax return, or to take any other tax reporting position, that is inconsistent with the qualification of the Covered Transactions for Tax-Free Status.

(v)    To the knowledge of Voyager, no stockholder of Voyager intends to (A) violate the Excess Share Provision (in whole or in part) or (B) challenge its enforceability (in whole or in part) under applicable Law.

(vi)    Voyager has examined the list of X/Y Purchasers provided to Voyager, and neither Benjamin Shaw (the Chief Executive Officer and co-founder of Voyager) nor David Shaw (the Chairman of the Board and co-founder of Voyager), nor any of their respective relatives or Affiliates (A) directly or indirectly own any interests in the X/Y Purchasers nor, (B) through the expiration of the Restricted Period, will directly or indirectly acquire (or have entered or will enter into any agreement, understanding, arrangement or negotiations to acquire) any interests in the X/Y Purchasers.

(vii)    The Merger would not have been undertaken unless Spinco and Harbor were separated and (to the knowledge of Voyager) there was not an alternative nontaxable transaction that did not involve the distribution of Spinco’s stock that would have been acceptable to Voyager and its stockholders.

(b)    Tax Materials. Upon receipt of any draft Tax Materials after the date hereof, Voyager shall (i) promptly examine such draft Tax Materials, and (ii) promptly propose any changes needed to make all facts presented and representations made relating to Voyager, its Subsidiaries and its shareholders in such draft Tax Materials true, correct and complete and (to the knowledge of Voyager) all other facts presented and representations made in such draft Tax Materials true, correct and complete. Voyager shall notify Harbor within five (5) Business Days of the receipt of such draft Tax Materials (or such shorter time as may be necessary to comply with deadlines imposed by any Taxing Authority) if Voyager believes that any facts presented or representations made in such draft Tax Materials are not true, correct or complete, it being understood that if Voyager fails to notify Harbor within such period and Harbor notifies Voyager of such failure pursuant to Section [●], then Voyager shall be deemed to have represented and warranted that all such facts presented and representations made relating to Voyager, its Subsidiaries and its shareholders in such draft Tax Materials are true, correct and complete and (to the knowledge of Voyager) all other facts presented and representations made in such draft Tax Materials are true, correct and complete, unless Voyager notifies Harbor within five (5) Business Days of the receipt of notice of such failure. Voyager agrees to provide such supplemental representations and warranties as are reasonably requested by Harbor or Spinco in connection with Henry Schein and Spinco obtaining the Opinions.

(c)    Harbor. Harbor hereby represents, warrants and covenants, as of the date hereof and as of the Effective Time, that (i) it has delivered complete and accurate copies of the Tax Materials prepared by Harbor to Voyager, as redacted, (ii) all facts presented and representations made in such Tax Materials to the extent relating to (A) Harbor and any of its Subsidiaries (other than the Transferred Entities) or (B) the Transferred Entities at any time at or prior to the Distribution are true, correct and complete and (to the knowledge of Harbor) all other facts presented and representations made in such redacted version are true, correct and complete.

(d)    No Contrary Plan. Each of Voyager, Harbor and Spinco represents and warrants, as of the date hereof and as of the Effective Time, that neither it, nor any of its Affiliates, (i) has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials (or that may jeopardize any Tax-Free Status of any applicable transaction) or (ii) knows of any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials or which may jeopardize any Tax-Free Status of any applicable transaction; provided that, with respect to Voyager, this Section 6.01(d) does not apply to any redacted statements or representations. Neither Harbor nor Spinco has had “substantial negotiations” (within the meaning of Section 1.355-7(h)(1)(iv) of the Treasury Regulations) during the two-year period ending on the date of the Distribution with any Person (other than Voyager or [●] or the X/Y Purchasers).

(e)    No Contrary Knowledge. Each of Voyager, Harbor and Spinco represents and warrants, as of the date hereof and as of the Effective Time, that it knows of no fact (after due inquiry) that would prevent any Covered Transaction from being consistent with the Tax-Free Status of the Transactions.

Section 6.02    Restrictions Relating to the Distribution.

(a)    General. Following the Distribution, (i) Harbor will not (and will cause each Harbor Entity not to) take any action (or refrain from taking any action) which (x) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials or (y) could reasonably be expected to cause any Tax-Free Transaction Failure; and (ii) Spinco will not (and will cause each Spinco Entity not to) take any action (or refrain from taking any action) which (x) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials or (y) could reasonably be expected to cause any Tax-Free Transaction Failure (any such action or refraining from an action with respect to clause (ii) above, including one specified in (b) below, a “Spinco Tainting Act”).

(b)    Restrictions. Following the Distribution and prior to the first Business Day following the second anniversary of the Distribution (the “Restricted Period”) (except in the case of Section 6.02(b)(iv) and Section 6.02(b)(v), in which case, following the Distribution):

(i)    Spinco shall (and shall cause each of its applicable Subsidiaries to) (A) continue the active conduct of each trade or business (for purposes of Section 355(b) of the Code and the Treasury Regulations thereunder) that it was engaged in immediately prior to the distribution of such Controlled Corporation in a Covered Transaction (taking into account Section 355(b)(3) of the Code), including the Active Businesses, (B) continue to hold sufficient assets to satisfy the continuity of business enterprise requirements under Section 1.355-3 and 1.368-1(d) of the Treasury Regulations, (C) not dissolve or liquidate or take any action that is a liquidation for U.S. federal income tax purposes, and (D) not merge or consolidate or amalgamate with or into any other Person (except in the Merger);

(ii)    Spinco shall not (A) approve or allow an extraordinary contribution to it by its shareholders in exchange for stock, (B) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any Spinco Equity Interests, or (C) amend the certificate of incorporation (or other organizational documents) of Spinco, or take any other action, whether through a stockholder vote or otherwise, if such amendment or other action would (x) affect the relative voting rights of any Spinco Equity Interests (including, without limitation, through the conversion of any capital stock into another class of Equity Interests of Spinco), (y) be inconsistent with the representations or covenants made by Spinco (or any Spinco Subsidiary) in the Tax Materials or in this Agreement or (z) modify the Excess Share Provision; and

(iii)    Spinco shall not (and shall cause each Spinco Entity not to) take (or fail to take) any action (including entering into any transaction or series of transactions or any agreement, understanding, arrangement or negotiations), which (A) when combined with any other direct or indirect changes in ownership of Spinco capital stock pertinent for purposes of Section 355(e) of the Code (including as a result of the Merger and X/Y Acquisition) could reasonably be expected to have the effect of causing or permitting one or more persons to acquire (or have the right to acquire) directly or indirectly Spinco stock representing a “50 percent or greater interest” within the meaning of Section 355(e)(4) of the Code or (B) could otherwise reasonably be expected to trigger any Spinco Transaction Tax.

(iv)    Spinco will use its reasonable best efforts to diligently (A) enforce the Excess Share Provision in accordance with its terms, and to promptly take any remedial action it has the authority to take under applicable Law, in respect of any violations or attempted violations of the Excess Share Provision it knows of, and (B) monitor the ownership of Spinco Equity Interests in good faith for compliance with the Excess Share Provision by (x) promptly obtaining the information, cooperation or assistance that it is entitled to request or obtain under the Excess Share Provision, (y) reviewing all information obtained pursuant to the Excess Share Provision and that is otherwise known to Spinco and (z) making any reasonable follow-up inquiries and taking such other actions as are necessary or advisable in connection therewith to maintain the Tax-Free Status of the Covered Transactions. For purposes of this Section 6.01(a)(iv), Spinco shall be deemed to know of any fact or other information that (x) is on a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or (y) has been communicated in writing to any Spinco Entity (or any of its directors, officers, employees, agents or representatives).

(v)    Spinco shall not amend its certificate of incorporation (or other organizational documents) or take any other action that would render ineffective the application of the Excess Share Provision to an “Acquisition” or “Transfer” (as such terms are defined in the Excess Share Provision) of Spinco Equity Interests that was subject to the Excess Share Provision (or would have been so subject but for such amendment or other action), where such amendment or action could reasonably be expected to affect the Tax-Free Status of the Covered Transactions.

(c)    Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Spinco may proceed with any of the actions or transactions described therein, if (i) Harbor shall have received a ruling in accordance with Section 6.03(a) in form and substance reasonably satisfactory to Harbor to the effect that such action or transaction will not affect the Tax-Free Status of any Covered Transaction, (ii) in the event that Harbor chooses not to pursue such ruling or if such action or transaction is covered by an area in which the Internal Revenue Service will not issue letter rulings, Spinco shall have provided to Harbor an Unqualified Tax Opinion in form and substance reasonably satisfactory to Harbor at least [45] days prior to effecting such action or transaction and Harbor shall use its reasonable best efforts to determine whether such Unqualified Tax Opinion is reasonably satisfactory to Harbor within [15] days of receipt of such Unqualified Tax Opinion by Harbor, or (iii) Harbor shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, Harbor may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits. For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, Spinco shall be permitted to (x) enter into the Merger, and (y) Spinco may make issuances that satisfy Safe Harbor VIII or Safe Harbor IX of Treasury Regulation Section 1.355-7(d), so long as any such issuance is not inconsistent with any formal or informal written guidance provided by the IRS in connection with any IRS Ruling Request or any assumptions, representations and warranties, covenants or certificates relied upon in the Opinion delivered to Harbor.

(d)    Tax Reporting. Each of (i) Harbor (on behalf of itself and any Harbor Entity) and (ii) Spinco (on behalf of itself and any Spinco Entity) covenants and agrees that it will report the Covered Transactions consistently with the Tax-Free Status and will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of any applicable Covered Transaction.

Section 6.03    Procedures Regarding Opinions and Rulings.

(a)    If Spinco notifies Harbor that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Harbor and Spinco shall cooperate in obtaining a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Spinco to take the Notified Action unless Harbor shall have waived in writing the requirement to obtain such ruling or Unqualified Tax Opinion. If a ruling from the IRS is to be sought, Harbor shall apply for such ruling and Harbor shall control the process of obtaining such ruling. In no event shall Harbor be required to file any ruling request under this Section 6.03(a) unless Spinco represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to Spinco, its current or former shareholders or any Spinco Entity contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete in all material respects. Spinco shall reimburse Harbor for all reasonable out-of-pocket costs and expenses incurred by any Harbor Entity in connection with any Notified Action within [15] days after receiving an invoice from Harbor therefor.

(b)    Harbor shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Harbor notifies Spinco that it has determined to obtain such ruling or opinion, Spinco shall (and shall cause each Spinco Entity to) cooperate with Harbor and take any and all actions reasonably requested by Harbor in connection with obtaining such ruling or opinion (including by making any representation that is true or any reasonable covenant or providing any materials reasonably requested by the IRS or the law firm or accounting firm issuing such opinion). In connection with obtaining such ruling, Harbor shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Harbor shall reimburse Spinco for all reasonable out-of-pocket costs and expenses incurred by any Spinco Entity in connection with any supplemental ruling or Unqualified Tax Opinion requested by Harbor within [15] days after receiving an invoice from Spinco therefor.

(c)    Except as expressly provided in this Agreement, following the Effective Time, no Spinco Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning any Covered Transaction (including the impact of any transaction or event on any Covered Transaction).

Section 6.04    GRA/IRS Rulings. It is understood and agreed that (a) gain recognition agreements are currently in place in respect of certain Transferred Entities, (b) in Harbor’s reasonable discretion, rulings and tax treaty-related filings and clearances may be or were obtained from the applicable Tax Authorities as part of the Restructuring and (c) one or more gain recognition agreements may be or were obtained in connection with the Restructuring (such gain recognition agreements, including any preexisting gain recognition agreements, together with any rulings and tax treaty-related filings and clearances, the “GRAs/Rulings”). Spinco shall take any action reasonably requested by Harbor in connection with any of the GRAs/Rulings, and notwithstanding anything else contained herein, Spinco shall be solely responsible for any Taxes and Tax Costs arising from or attributable to (x) an action or event that occurs after the Distribution that affects the timing of payment for any Taxes (e.g., such as a “triggering event” under Treasury Regulations Section 1.367-8(j), and any similar provision of U.S. federal, state or local tax law) or any exemption from, or reduction in, Tax addressed by or related to any GRAs/Rulings or (y) any action (or failure to act) by (or transaction or series of transactions involving) any Spinco Entity after the Distribution that is inconsistent with (or in violation of the terms of) the GRAs/Rulings.

ARTICLE VII

Cooperation

Section 7.01    General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i)    the provision, in hard copy and electronic forms, of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)    the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries; and

(iii)    the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.

Notwithstanding any other provision of this Agreement, Harbor shall not be required to provide Spinco or Voyager or any other Party with a copy of (or access to) any Harbor Income Tax Return or any Harbor Non-Income Tax Return or any information with respect to any Harbor Business.

Section 7.02    Retention of Records. Harbor and Spinco shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, including all such electronic records, and shall maintain all hardware necessary to retrieve such electronic records, in all cases until [90] days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

Miscellaneous

Section 8.01    Restructuring Step Plan. Harbor shall consult in good faith with Voyager and its professional advisers regarding the material aspects of the Restructuring Step Plan, including the form and manner thereof. Without limiting the generality of the foregoing, Harbor shall provide Voyager with updated drafts or revisions of the Restructuring Step Plan that reflect material updates or material revisions (as redacted or otherwise revised by Harbor to remove any information Harbor reasonably determines may be Privileged Information), and shall consider in good faith comments provided by Voyager and its professional advisers in implementing such Restructuring Step Plan.

Section 8.02    Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules and Exhibits hereto, if any) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto, if any), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 8.03    Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by Section 2.02 or Section 2.06, the parties to such dispute shall appoint a nationally recognized independent public accounting firm (for the avoidance of doubt, such firm shall not be the auditor of any Party to this agreement) (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Harbor and Spinco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than [thirty (30)] days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.04    Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between a Harbor Entity, on the one hand, and a Transferred Entity, on the other (other than this Agreement, the Contribution and Distribution Agreement, the

Merger Agreement, any Ancillary Agreement, and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated no later than the Distribution Date and, after the Distribution Date, no Harbor Entity or Transferred Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.05    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment (once the amount of the payment has been finally determined), the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.06    Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Effective Time in accordance with their respective terms.

Section 8.07    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 8.08    Entire Agreement. This Agreement, the Exhibits hereto (if any), the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall control.

Section 8.09    Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 8.10    Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that, prior to the Effective Time, Spinco may assign any or all of its rights and interests under this Agreement without the consent of the other Parties hereto (a) to any Person providing the Special Dividend Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Special Dividend Financing or (b) to any purchaser of all or substantially all of the assets of such Person; provided, however, that, in each case, no such assignment shall release Spinco from any liability or obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.11    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article III relating to certain indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 8.12    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 8.13    Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.14    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.15    Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.16    Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.17    Confidentiality. All Information concerning the other Party’s Group obtained by it or furnished to it by such other Party’s Group pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement (as defined in the Contribution and Distribution Agreement).

Section 8.18    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.19    Jurisdiction; Service of Process. Any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or Parties or their successors or assigns, in each case, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement (i) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.19, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.19 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in [Section 8.20], or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. NOTWITHSTANDING THIS [Section 8.19], ANY DISPUTE REGARDING [Section 2.02] OR [Section 2.06] SHALL BE RESOLVED IN ACCORDANCE WITH [Section 8.03]; PROVIDED THAT THE TERMS OF [Section 8.03] MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS Section 8.19.

Section 8.20    Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a) If to Harbor:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

Kimberly R. Spoerri

Facsimile No.: (212) 225-3999

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Steven L. Kirshenbaum

Michael E. Ellis

Facsimile No.: (212) 969-2900

(b) if to Spinco, prior to the Effective Time, to:

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

with a copy to:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

Kimberly S. Spoerri

Facsimile No.: (212) 225-3999

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Steven L. Kirshenbaum

Michael E. Ellis

Facsimile No.: (212) 969-2900

(c) if to Spinco, following the Effective Time, to:

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Attention: General Counsel

Email: voyagerlegal@vetsfirstchoice.com

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attention: Mark Stein

Facsimile No.: (617) 341-7701

(d) if to Voyager, to:

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Attention: General Counsel

Email: voyagerlegal@vetsfirstchoice.com

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attention: Mark Stein

Facsimile No.: 617-341-7701

—

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Harbor will be deemed notice to all members of the Harbor Group, and any notice to Spinco will be deemed notice to all members of the Spinco Group.

Section 8.21    Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 8.22    Effectiveness. Except for purposes of giving effect to the provisions of the Contribution and Distribution Agreement, no provision of this Agreement (other than Section 6.01) shall be effective until immediately after the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HENRY SCHEIN, INC.

By:
Name:
Title:

HS SPINCO, INC.

By:
Name:
Title:

DIRECT VET MARKETING, INC.

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Voyager Stockholders’ Representative and solely for the purposes of Articles V and X

By:
Name:
Title: